Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION ANNOUNCES

ELECTION OF THREE NEW BOARD MEMBERS

F. GLENN HARVEY, JAVIER LEÓN, ELRICK WILLIAMS

BROADWAY FEDERAL BANK,

THE OLDEST AFRICAN-AMERICAN BANK

WEST OF THE MISSISSIPPI

LOS ANGELES, CA – (BUSINESS WIRE) – January 31, 2007 – Broadway Financial Corporation (“Company”) (NASDAQ Small-Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (“Bank” or “Broadway”), today announced that F. Glenn Harvey, Javier León and Elrick Williams have been elected to the Board of Directors (Board) of both the Company and the Bank.

Mr. León and Mr. Williams will fill the vacancies left by retiring directors Rosa M. Hill and Elbert T. Hudson. In addition, the Board voted to expand the number of Directors from nine to ten.

Javier León is Chief Executive Officer of Chivas USA and its parent company, Chivas USA Enterprises LLC. Chivas USA is a member team of US Major League Soccer and is the sister team of Chivas Guadalajara, Mexico’s most followed soccer club, with more than 30 million fans across Mexico and the United States. As CEO, Mr. León oversees business operations, including finances and long-term strategic planning, as well as licensing and trademark management.

Prior to joining Chivas USA, Mr. León was Managing Director with Merrill Lynch where he was responsible for the Private Investment Bank project with the goal to connect top-tier US companies with ultra high net worth families in Latin America. Before joining Merrill Lynch, he was Director of Equity for Latin America at Deutsche Bank, where he was responsible for all equity transactions in Latin America. He has also worked with the Latin American Equities Group at Baring Securities and as Director for the Hedge Fund Group, developing structured products for institutional clients.

Born in Mexico City, Mr. León earned a Bachelor of Arts in Economics from Claremont McKenna College and a Master’s in International Management at the University of California at San Diego.

Elrick Williams is founder, Chairman and Chief Executive Officer of Allston Trading LLC, a firm that specializes in algorithmic electronic trading of stocks, Treasury bonds, currencies, futures and options. His firm generates revenues of $150 million annually. Mr. Williams is the beneficial owner of 100,000 shares of Broadway Financial Corporation’s stock.

Mr. Williams is a member of the Chicago Mercantile Exchange and has over thirty-five years experience in finance and economics. His past experience has ranged from an economic analyst at U. S. Trust Company to Project Manager at the International Foundation for Education and Self-Help. During his tenure at the Foundation, Mr. Williams managed a program to recruit and provide credit training to mid-level bankers from twelve African countries.

Mr. Williams is a native of New York City. He received his undergraduate degree in Chemistry from Williams College and his Masters in Business Administration from Harvard Business School.

Mr. Harvey currently serves as President and Chief Operating Officer of the Bank. Among the initiatives implemented by Mr. Harvey is the creation of a Wealth Management Division to conduct external sales of retail banking products and services and creation of Sports and Commercial and Industrial loan programs. He has secured loans for the purchase of the Los Angeles Sparks WNBA franchise and a working capital loan to Chivas USA.

Prior to joining the Bank, Mr. Harvey was Senior Vice President of Comerica Bank-California, Entertainment Group. He has over twenty years of banking experience in the areas of general corporate, film, gaming and professional sports finance and loan syndication, structuring and distribution.

Mr. Harvey received an undergraduate degree from University of California at Berkeley and a Masters in Business Administration and Juris Doctor from University of California at Los Angeles. Mr. Harvey is the grandson of architect Paul R. Williams, one of the Bank’s founding directors.

Broadway Federal Bank is a sixty-year old community-oriented savings bank, which primarily originates residential and commercial mortgage loans in the greater Los Angeles area. The Bank operates four full service branches, three in the city of Los Angeles, and one in the nearby city of Inglewood, California. Shareholders, analysts and others seeking information about the Company or the Bank are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.